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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       COMPANY CONTACT:  Paul A. Miller
                                                              (978) 725-7555



                                 LSB CORPORATION
                    APPEALS COURT RENDERED FAVORABLE OPINION
                                   ON LAWSUIT




NORTH ANDOVER, MA, -- (BUSINESS WIRE) -October 30, 2003 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), today reported that on October 21, 2003, the Massachusetts Appeals Court rendered a favorable opinion on a lawsuit in which its wholly owned subsidiary, Lawrence Savings Bank, (the "Bank") was the plaintiff. The Bank received payment in the amount of $2.0 million on October 30, 2003. The diluted earnings per share impact of this payment is approximately $0.29 per share based on nine months ended September 30, 2003 average shares outstanding.

During the fourth quarter 1999, the Bank was awarded $1.1 million by a jury verdict, in a legal case where the Bank sought to recover damages from loans previously charged off. In 2000, the court entered final judgment for approximately $1.8 million, which included accrued interest. This award was appealed by defendants. This case was heard by the Appeals Court on December 11, 2002.

This amount was not recorded in the Company's Consolidated Financial Statements as of September 30, 2003 because the Appeals Court's decision was not known and the payment was not received by September 30, 2003.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, disruptions in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Company operates. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.



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